Exhibit 10.13

Amendment to Director Fees

On April 29, 2005, the Board of Directors of the Company, upon recommendation from the Compensation Committee, approved the following:

Non-employee directors will receive $1,500 per meeting attended as director meeting fees for the Bank and $1,750 per meeting attended as director meeting fees for the Company.